Exhibit 99.1

AITX Announces Progress in Closing the Gap on Path to Profitability

Important New Announcements Made

Detroit, Michigan, May 3, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions today announced additional steps on the path to achieving potential profitability.

The Company revealed a set of measures on April 5, 2023, aimed at cutting expenses by up to $200,000 each month. The initiatives announced today are expected to save the Company up to an additional $100,000 per month. The cost savings are based on eliminating 11 full-time equivalent team members.

“The Company’s demonstrated resilience over the past few years reinforces my belief that we are on the right path to profitability and dominance of the market we’re working to create – the market of autonomous remote services,” commented Reinharz. “The measures that we’ve implemented, along with the unwavering dedication of the entire team, the efforts of our channel partners, and support from our customers will pave the way.”

AITX CEO, Steve Reinharz, conducted a Company-wide town hall meeting on May 1st, 2023, during which he announced initiatives for RIO™ version 2, a refocus on mobility solutions, and price changes as operational tuning continues. These items will be announced in greater detail in the coming weeks.

Reinharz expects that these actions, combined with those previously announced, along RAD’s strong sales funnel will result in monthly profitability within the next 8 to 14 months. While the Company has prepared forecasts aiming for positive cash flow by December 31, 2023, there are no assurances whatsoever that this target will be achieved. The Company has also stated that any necessary expansion of production and deployment teams will remain within budget.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. There are no assurances whatsoever that the Company will achieve profitability based on the Company’s plans outlined above. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz